Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 22, 2026
Registration Statement Nos. 333-292293 and 333-292293-03

**Full Pricing Details** $505.100mm ESART (Exeter) 2026-2 (Near-Prime Auto ABS)

Joint Bookrunners : Mizuho (str); Citi; Wells Fargo
Co-Managers : Citizens; JPM

	TOTAL	OFFERED
CL	AMT($MM)	AMT($MM)	WAL	S&P	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YIELD	COUPON	PRICE
A1	64.000	60.800	0.18	A-1+	1-5	02/27	10/27	I-CRV	+30	4.311	4.311	100.00000
A2	130.250	123.737	0.92	AAA	5-19	04/28	02/30	I-CRV	+48	4.870	4.82	99.99902
A3	130.250	123.737	2.18	AAA	19-35	08/29	10/31	I-CRV	+55	5.319	5.26	99.99818
B	33.100	31.445	3.10	AA	35-40	01/30	05/33	I-CRV	+65	5.468	5.40	99.98109
C	55.200	52.440	3.69	A	40-50	11/30	05/33	I-CRV	+100	5.824	5.75	99.98513
D	49.000	46.550	4.51	BBB	50-59	08/31	05/33	I-CRV	+160	6.432	6.34	99.97111
E	11.300	10.735	4.88	BB	59-59	08/31	11/34	I-CRV	+315	7.985	7.85	99.97902
N	32.000	30.400	1.11	B	6-21	06/28	11/34	I-CRV	+300	7.455	7.34	99.99856

Expected Settle : 09/28/2026 Registration : A1-D: SEC-Reg; E-N: 144a/RegS
First Pay Date : 10/15/2026 ERISA Eligible : A1-D: Yes; E-N: No
Expected Ratings : S&P Px Speed : 1.40% ABS to 5% Clean-Up Call
Ticker : ESART 2026-2 Min Denoms : A1-D: $1k x $1k
Bill & Deliver : Mizuho : E : $314k x $1k; N: $696k x $1k
Expected Pricing : Priced Available Information:
CUSIPS : A1 301864AA2 * Preliminary Prospectus : Attached
A2 301864AB0 * Preliminary FWP : Attached
A3 301864AC8 * Preliminary OM : Attached
B 301864AE4 * DealRoadshow.com : ESART262
C 301864AF1 * IntexNet/CDI : Attached
D 301864AG9 * Dealname : mzesart262
E 301864AH7 * Password : 3X4B
N 301864AJ3

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Select Automobile Receivables Trust 2026-2 and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-271-7403.